Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This First Amendment (“First Amendment”) to the Merger Agreement (as defined below) is made and entered into as of December 7, 2023, by and among (i) Deep Medicine Acquisition Corp.,, a Delaware corporation (together with its successors, the “Purchaser”), (ii) DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iv) Christopher Jones, an individual, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and (v) TruGolf, Inc., a Nevada corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company have entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of July 21, 2023 (the “Original Agreement,” and as amended, including by this First Amendment, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Original Agreement to, among other things, (i) modify the requirements for the Post-Closing Purchaser Board, and (ii) revise the definitions of Company Class B Common Stock and Purchaser Class B Common Stock to reflect that the voting rights of the Company Class B Common Stock and the Purchaser Class B Common Stock shall each be increased from ten (10) votes per share to twenty five (25) votes per share, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Merger Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Merger Agreement.

(a) Section 5.17(a) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of five (5) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) four (4) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least two (2) of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) one (1) person that is mutually agreed on by the Company and Purchaser prior to the Closing, who shall be required to qualify as an independent director under Nasdaq rules (the “Purchaser Directors”, and together with the Company Directors, the “Directors” and each individually a “Director”). At or prior to the Closing, the Purchaser will provide each Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Director.

(b) Section 6.2(d)(iv) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(iv) RESERVED”

(c) Section 10.1 of the Original Agreement is hereby amended by deleting the definitions of “Company Class B Common Stock” and “Purchaser Class B Common Stock” in their entirety and replacing them with the following:

“Company Class B Common Stock” means, the Class B common stock of the Company, par value $0.01 per share, which shall have the same exact rights and obligations as shares of Company Class A Common Stock, except that each share of Company Class B Common Stock shall be entitled to twenty five (25) votes per share or such other number in excess of one (1) vote as agreed by the Company Special Committee and the Company Founders, if any.

“Purchaser Class B Common Stock” means (i) prior to the Closing the shares of Class B common stock, par value $0.0001 per share, of the Purchaser and (ii) after the adoption of the Amended Purchaser Charter at the Closing, the Class B common stock of Purchaser, par value $0.0001 per share, in accordance with the Amended Purchaser Charter, which shall have the same exact rights and obligations of shares of Purchaser Class A Common Stock, except that each share of Purchaser Class B Common Stock shall be entitled to twenty five (25) votes per share.

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Merger Agreement in the Merger Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Merger Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Merger Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 9.1 through 9.12, and 14 through 9.18 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

DEEP MEDICINE ACQUISITION CORP.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	Chief Executive Officer

The Purchaser Representative:

BRIGHT VISION SPONSOR LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Ke Li
Name:	Ke Li
Title:	Managing Member

Merger Sub:

DMAC MERGER SUB INC.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	President

The Company:

TRUGOLF, INC.

By:	/s/ Christopher Jones
Name:	Christopher Jones
Title:	Chief Executive Officer

The Seller Representative:

/s/ Christopher Jones
Christopher Jones, solely in the capacity as the Seller Representative hereunder